KODIAK ENERGY, INC. – NEW MEXICO OPERATIONS UPDATE – Sofia Land Position Increased 50% with Closing of Mineral Lease Purchase

May 13, 2008

CALGARY, ALBERTA -- (MARKETWIRE) –13/05/08 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce the closing of additional mineral rights purchases.  The Sofia exploration program land position was increased by 50% with the acquisition of an additional 15,600 acres net, or approximately 25,000 acres gross, for a net leased 79,000 acres in the area.

The first laboratory gas tests from the first drilled well has shown 99.6% quality CO2.  Additional tests are still in the laboratory with results expected over next several weeks.

CO2 is used for enhanced oil recovery (EOR) projects in mature fields.  These are projects where additional reserves can be recovered or production can be prolonged after initial recovery methods have been used.  In many situations, production can be "revived" or enhanced through the injection of CO2 into the reservoir and essentially forcing the oil to the surface through the well bore.  EOR can increase production efficiency and can prolong the economic life of older fields by as much as 30 years.

To date, three wells have been drilled and cased.  A 38 mile seismic program was completed on budget and the data processed.  The data was of excellent quality and is currently being reviewed to support future drilling and development plans.

About Kodiak
Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe, Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com